EXHIBIT 99.1

HMS Holdings Corp. Reports Fourth Quarter and Full Year 2015 Results

  4Q GAAP EPS of $0.10 Per Diluted Share and Adjusted EPS of $0.19 Per Diluted Share / Full Year 2015 GAAP EPS of $0.28 Per Diluted Share and Adjusted EPS of $0.57 Per Diluted Share
  Record 4Q Commercial Health Plan Revenue Increased 29.9% YOY / Full Year 2015 Commercial Growth of 18.8% / 18-20% growth projected for 2016
  Revenue in 4Q, Excluding Medicare RAC, Increased by 8.6% YOY / Full Year 2015 Revenue, excluding Medicare RAC, Increased by 7.7%
  4Q Share Repurchases of $25 Million / Year End Shares Outstanding Down 4.5% Compared to Prior Year End

IRVING, Texas, Feb. 26, 2016 (GLOBE NEWSWIRE) -- HMS Holdings Corp. (NASDAQ:HMSY) today announced financial results for the fourth quarter and full-year 2015. Net income for the quarter ended December 31, 2015 was $8.7 million or $0.10 per diluted share, compared to net income of $6.9 million or $0.08 per diluted share in the third quarter and a loss of $2.4 million or ($0.03) per diluted share in the prior year fourth quarter. Adjusted EPS was $0.19 per diluted share in the fourth quarter, compared to $0.15 in the third quarter and $0.03 in the prior year fourth quarter. Several items negatively impacted pretax earnings in the fourth quarter of 2014 by $12.1 million or $0.07 per diluted share in adjusted EPS. In the fourth quarter of 2015 legal expense was approximately $1.4 million or $0.01 per diluted share and a lower than expected tax rate, due to a change in state apportionments and permanent differences, resulted in an after-tax benefit of approximately $0.7 million or $0.01 per diluted share.

For the full year ended December 31, 2015, net income was $24.5 million or $0.28 per diluted share, compared to $13.9 million or $0.16 per diluted share in the prior year. Adjusted EPS for the full-year 2015 increased to $0.57 per diluted share, compared to $0.41 per diluted share in full-year 2014.

Total revenue in the fourth quarter was $128.5 million, compared to total revenue of $118.4 million in the third quarter and $112.2 million in the prior year fourth quarter. For the full year 2015 total revenue increased 7.0% to $474.2 million, including $20.5 million of Medicare RAC revenue, compared to total revenue for the full year 2014 of $443.2 million, which included $22.0 million of Medicare RAC revenue.

“2015 was a breakout year for our commercial health plan business, with annual revenue up 19%. With nearly 30% year-over-year growth in the fourth quarter creating momentum and good visibility on 2016 revenue growth based on already closed sales, we are expecting commercial health plan revenue will expand again this year at a rate similar to 2015,” said Bill Lucia, HMS Chairman and CEO. “Our focus for the year ahead is on execution – implementing sold business and delighting our customers with excellent service; innovation, to stay ahead of the competition and create opportunities for new product sales; efficiency and cost reduction through process engineering; maximizing commercial health plan growth via new and expansion sales; and making an acquisition – assuming we can find the right asset at a fair price.”

Total revenue in the fourth quarter of $118.8 million, excluding Medicare RAC, was approximately 8.6% higher than the prior year fourth quarter, as a significant increase in commercial revenue was partially offset by a decline in state revenue. Commercial health plan revenue in the quarter was a record $58.5 million, a 29.9% increase compared to $45.0 million in the prior year fourth quarter and 12.5% higher than the prior quarter. State government revenue was $54.5 million in the fourth quarter, a 7.1% decrease compared to $58.7 million in the prior year fourth quarter and flat compared to the prior quarter. Non-Medicare RAC Federal and other revenue was $5.8 million in the quarter, a $0.1 million increase compared to the prior year fourth-quarter and a decline of $1.5 million from the prior quarter. Medicare RAC revenue in the quarter was $9.7 million compared to $2.8 million in the prior year fourth quarter and $4.6 million in the prior quarter.

On a full-year basis, commercial health plan revenue was $203.1 million – an 18.8% increase compared to $170.9 million in 2014; state government revenue was $226.1 million – flat compared to $225.8 million in the prior year; and non-Medicare RAC Federal and other revenue was $24.6 million – flat compared to $24.5 million in 2014. Medicare RAC revenue declined by $1.5 million for the full year to $20.5 million, compared to $22.0 million in 2014.

Coordination of benefits (COB) revenue, which continues to be our largest product line across both the government and commercial sectors, was $87.1 million in the fourth quarter compared to $81.6 million in the prior year fourth quarter, an increase of 6.7%, and it accounted for 67.8% of total revenue in the quarter, compared to 71.0% last quarter and 72.7% in the prior year fourth quarter. For the full year, COB revenue of $337.6 million increased 8% compared to $312.5 million for the full year 2014.

Payment integrity revenue (excluding Medicare RAC) was $31.7 million in the quarter, a $3.9 million or 14.0% increase from the fourth quarter of last year and a $2.0 million or 6.7% increase from the prior quarter, reflecting both the higher level of payment integrity product sales to commercial health plan customers in recent quarters and an accelerated pace of implementations due to our “ink to green” initiatives.

“Very strong cash flow gave us the capacity to buy back $50 million of our shares in the second half of 2015, while ending the year with $145.6 million in cash, an increase of $12.5 million compared to the prior year-end,” said Jeff Sherman, HMS Chief Financial Officer. “Full year 2015 revenue, excluding Medicare RAC, of $453.7 million represents an increase of 7.7% compared to the prior year and the midpoint of our expectations when we gave 2015 revenue guidance a year ago.”

The Company will provide additional 2016 guidance on its earnings conference call (details below). See also the Q4 2015 Investor Presentation which is available on the Company’s website at http://investor.hms.com/events.cfm.

Webcast and Conference Call Information

HMS will report its fourth quarter and full year 2015 financial and operating results at 7:30 AM CT / 8:30 AM ET on Friday, February 26, 2016. The webcast can be accessed via phone at (877) 303–7208 or (224) 357–2389 for international participants, or at http://investor.hms.com/events.cfm on the HMS Investor Relations website. The webcast will also be archived at http://investor.hms.com/events.cfm and will be available for replay beginning at approximately 11:00 AM CT / 12:00 PM ET on February 26, 2016. This press release and the financial statements contained herein are also available at http://investor.hms.com/releases.cfm.

The HMS Annual Report on Form 10-K for the fiscal year ended December 31, 2015 will be filed and available on the HMS website at http://investor.hms.com/financials.cfm and at www.sec.gov on February 29, 2016 and will contain additional information about our results of operations.

About HMS

HMS Holdings Corp., through its subsidiaries, provides coordination of benefits and payment integrity services for payers. The Company serves state Medicaid programs; health plans, including Medicaid managed care, Medicare Advantage and group and individual health lines of business; federal government health agencies, including the Centers for Medicare & Medicaid Services and the Veterans Health Administration; government and private employers; and other healthcare payers and sponsors, including child support agencies. As a result of the Company’s services, our customers recover billions of dollars annually and save billions more through the prevention of improper payments.

Non-GAAP Financial Measures

This press release includes presentations of earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense. EBITDA is a common measure of performance used by the capital markets to value enterprises, which the Company’s management uses in addition to measures calculated in accordance with generally accepted accounting principles ("GAAP") to evaluate its results of operations. EBITDA is a non-GAAP financial measure and is reconciled to net income (loss), which the Company's management believes to be the most comparable GAAP measure. Adjusted EBITDA results are calculated by adjusting GAAP income (loss) to exclude the effects of net interest expense, income taxes, depreciation and amortization and stock-based compensation expense.

This press release also includes presentations of adjusted earnings per share ("EPS"). Adjusted EPS represents EPS adjusted for stock-based compensation expense and amortization of acquisition related software and intangible assets and for the related taxes for these adjustments. Adjusted EPS is a non-GAAP financial measure and is reconciled to EPS, which the Company’s management believes to be the most comparable GAAP measure.

The Company uses these non-GAAP financial measures for internal management purposes, when publicly providing guidance on possible future results, and as a means to evaluate period-to-period comparisons. The Company's management believes that these non-GAAP financial measures are a common measure used by its investors and analysts to evaluate its performance. The use of these non-GAAP financial measures has limitations, and the Company’s presentation of such financial measures may be different from the presentation used by other companies, and therefore comparability may be limited. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, income (loss) in accordance with GAAP.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements give our projections or forecasts of future events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions; they do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “likely,” “may,” “plans,” “projects,” “seeks,” “targets,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance. In particular, these include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. Factors or events that could cause actual results to differ may emerge from time to time and it is not possible for us to predict all of them. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Factors that could cause or contribute to such differences, include, but are not limited to: negative or reduced growth rate of spending on Medicaid/Medicare; variations in our results of operations; our ability to execute our business plans or growth strategy; the risk that guidance may not be achieved; unfavorable outcomes in legal proceedings, including contract award protests; our ability to continue to secure contracts or favorable contract terms through the competitive bidding process; the market price of our common stock; changes in the U.S. healthcare environment or healthcare financing system and steps we take in anticipation of such changes; pending or threatened litigation; development and implementation of new product solutions or new process improvements; regulatory, budgetary or political actions that affect procurement practices; our ability to retain customers or the loss of one or more major customers; the unexpected reduction in scope or termination of a significant contract; customer dissatisfaction, our non-compliance with contractual provisions or regulatory requirements, or failure to meet performance standards triggering significant costs or liabilities under our contracts; the cancellation or delay of procurements or contract implementation due to protests or challenges to government awards; emergence of new competitors or competitors’ introduction of new or superior products or services; our failure to comply with laws and regulations governing health data or to protect such data from theft and misuse; our ability to maintain effective information and technology systems and networks, and to protect them damage, interruption or breach; our reliance on subcontractors, vendors or other third party providers and sources to perform services; restrictions on bidding or performing certain work due to perceived conflicts of interests; unanticipated changes in our effective tax rates; a failure to protect intellectual property rights, confidential and proprietary information, or confidential or proprietary information of others in our possession, despite our efforts; negative results of government or customer reviews, audits or investigations; our cash flows from operations, available cash and ability to generate sufficient cash to cover our interest and principal payments under our credit facility or to borrow or use credit; the continuation of our share repurchase program; the nature of investment and acquisition opportunities presented to us; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Years ended December 31,
	2015	2014	2013
Revenue	$474,216	$443,225	$491,762
Cost of services:
Compensation	178,272	181,273	190,324
Data processing	40,915	39,661	37,115
Occupancy	15,766	16,950	18,397
Direct project expenses	51,527	36,866	45,382
Other operating expenses	28,895	24,588	26,491
Amortization of acquisition related software
and intangible assets	28,148	28,612	31,747
Total cost of services	343,523	327,950	349,456
Selling, general and administrative expenses	83,121	81,071	65,128
Total operating expenses	426,644	409,021	414,584
Operating income	47,572	34,204	77,178
Interest expense	(7,812)	(7,931)	(12,460)
Interest income	49	57	71
Other income, net	-	-	801
Income before income taxes	39,809	26,330	65,590
Income taxes	15,282	12,383	25,593
Net income	$24,527	$13,947	$39,997

Basic income per common share:
Net income per common share -- basic	$0.28	$0.16	$0.46
Diluted income per common share:
Net income per common share -- diluted	$0.28	$0.16	$0.45
Weighted average shares:
Basic	87,881	87,673	87,598
Diluted	88,361	88,164	88,344

Certain reclassifications were made to prior period amounts to conform to current period presentations.

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$145,610	$133,116
Accounts receivable, net of allowance for doubtful accounts
of $4,849 and $4,535, respectively and estimated allowance for appeals of $6,614 and $4,824, at December 31, 2015 and 2014,
respectively	169,146	157,101
Prepaid expenses	11,261	11,810
Prepaid income taxes	-	5,142
Deferred income taxes	7,460	7,811
Other current assets	3,051	2,639
Total current assets	336,528	317,619
Property and equipment, net	96,551	116,027
Goodwill	361,468	361,468
Intangible assets, net	54,308	74,578
Deferred tax assets	4,873	6,957
Other assets	4,329	4,339
Total assets	$858,057	$880,988

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$51,661	$54,549
Estimated liability for appeals	33,078	36,799
Income taxes payable	3,873	-
Total current liabilities	88,612	91,348
Long-term liabilities:
Revolving credit facility	197,796	197,796
Deferred tax liabilities	38,421	50,853
Deferred rent	6,006	5,037
Other liabilities	2,520	2,864
Total long-term liabilities	244,743	256,550
Total liabilities	333,355	347,898
Commitments and contingencies (Note 13)
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none
issued	-	-
Common stock -- $0.01 par value; 125,000,000 shares authorized;
95,263,461 shares issued and 83,989,715 shares outstanding
at December 31, 2015; 94,511,444 shares issued and 87,985,139 shares
outstanding at December 31, 2014	952	943
Capital in excess of par value	330,290	313,214
Retained earnings	288,474	263,947
Treasury stock, at cost: 11,273,746 and 6,526,305 shares at December 31, 2015
and 2014, respectively	(95,014)	(45,014)
Total shareholders' equity	524,702	533,090
Total liabilities and shareholders' equity	$858,057	$880,988

Certain reclassifications were made to prior period amounts to conform to current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2015	2014	2013
Operating activities:
Net income	$24,527	$13,947	$39,997
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property and equipment	30,328	32,864	31,360
Amortization of intangible assets	20,270	20,734	23,631
Amortization of deferred financing costs	2,084	2,084	3,077
Stock-based compensation expense	14,297	13,356	11,997
Excess tax benefit from exercised stock options	(1,569)	(1,795)	(5,233)
Deferred income taxes	(14,020)	(12,290)	(4,354)
Loss on disposal of fixed assets	84	219	431
Change in fair value of contingent consideration	-	(517)	35
Changes in operating assets and liabilities:
Accounts receivable	(12,045)	14,625	(14,956)
Prepaid expenses	549	1,132	1,341
Prepaid income taxes	6,711	3,445	(1,559)
Other current assets	(412)	(2,150)	(172)
Other assets	10	121	28
Income taxes payable	3,873	-	-
Accounts payable, accrued expenses and other liabilities	(250)	18,039	1,050
Estimated liability for appeals	(3,721)	(5,053)	14,508
Net cash provided by operating activities	70,716	98,761	101,181
Investing activities:
Purchases of land, property and equipment	(8,620)	(22,687)	(22,127)
Investment in capitalized software	(3,197)	(3,514)	(3,656)
Investment in common stock	-	-	(500)
Net cash used in investing activities	(11,817)	(26,201)	(26,283)
Financing activities:
Repayment of revolving credit facility	-	(35,000)	(95,000)
Proceeds from exercise of stock options	4,187	4,110	9,260
Excess tax benefit from exercised stock options	1,569	1,795	5,233
Payments of tax withholdings on behalf of employees for net-share
settlement for stock-based compensation	(1,029)	(1,658)	(1,922)
Payments on capital lease obligations	(1,132)	(1,629)	(1,711)
Payments on contingent consideration	-	(428)	-
Purchases of treasury stock	(50,000)	-	(25,000)
Repayment of term loan	-	-	(8,750)
Proceeds from revolving credit facility	-	-	4,046
Payment of financing fees related to revolving credit facility	-	-	(2,915)
Net cash used in financing activities	(46,405)	(32,810)	(116,759)
Net increase (decrease) in cash and cash equivalents	12,494	39,750	(41,861)
Cash and cash equivalents at beginning of year	133,116	93,366	135,227
Cash and cash equivalents at end of year	$145,610	$133,116	$93,366

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$22,878	$21,144	$34,922
Cash paid for interest	$5,694	$4,458	$9,520

Supplemental disclosure of noncash activities:
Accrued property and equipment purchases	$729	$1,610	$1,725
Equipment purchased through capital leases	$-	$20	$2,401
Decrease in appeals liability for lost appeals offset with reduction
of accounts receivable	$7,373	$25,706	$7,060

Certain reclassifications were made to prior period amounts to conform to current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(in thousands, except per share amounts)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

As summarized in the following table, earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense (adjusted EBITDA) was $31.1 million, for the fourth quarter of 2015, an increase of $13.3 million or 75.1% over the same period a year ago. Adjusted EBITDA for the year ended 2015 was $112.5 million, an increase of $11.3 million or 11.2% year over year.

	Three months ended December 31,		Year ended December 31,

	2015	2014	2015	2014

Net Income (loss)	$8,725	$(2,394)	$24,527	$13,947

Net interest expense	1,955	1,942	7,763	7,874
Income taxes	4,143	361	15,282	12,383
Depreciation and amortization, net of deferred financing costs, included in net interest expense	12,143	13,567	50,598	53,598

Earnings before interest, taxes, depreciation and amortization (EBITDA)	26,966	13,476	98,170	87,802

Stock based compensation expense	4,089	4,261	14,297	13,356
Adjusted EBITDA	$31,055	$17,737	$112,467	$101,158

Reconciliation of Net Income (Loss) to GAAP EPS and Adjusted EPS

As summarized in the following table, earnings per share adjusted for stock-based compensation expense and amortization of acquisitions related software and intangible assets and for the related taxes (adjusted EPS) was $0.19 for the fourth quarter of 2015, an increase of 533.3 % from $ 0.03 for the fourth quarter of 2014. Adjusted EPS for the year ended 2015 was $0.57, an increase of $0.16 or 39% for the year ended 2014.

	Three months ended December 31,		Year ended December 31,

	2015	2014	2015	2014

Net Income (loss)	$8,725	$(2,394)	$24,527	$13,947

Stock-based compensation expense, net of tax	2,816	1,836	8,808	7,075
Amortization of acquisition related software and intangible assets, net of tax	4,936	2,784	17,342	15,156

Subtotal	$16,477	$2,226	$50,677	$36,178

Weighted average common shares, diluted	87,110	88,351	88,361	88,164

Diluted GAAP EPS	0.10	$(0.03)	0.28	$0.16
Diluted adjusted EPS	0.19	$0.03	0.57	$0.41

Investor Contact:

Dennis Oakes
SVP, Investor Relations
dennis.oakes@hms.com
212-857-5786

Media Contact:

Francesca Marraro
VP, Marketing and Communications
fmarraro@hms.com
212-857-5442